                                        Registration Statement No. 333-126218-04
                              ML-CFC Commercial Mortgage Trust 2006-1 ("issuer")

MLCFC 2006-1 - New Issue $2.14 bn Fixed Rate CMBS
ML-CFC Commercial Mortgage Trust 2006-1
Commercial Mortgage Pass-Through Certificates, Series 2006-1

Bookrunners:      Merrill Lynch, Countrywide
Co-Lead Managers: Merrill Lynch, Countrywide
Co-Managers:      Banc of America, Eurohypo, Goldman Sachs,
                  Morgan Stanley
Rating Agencies:  DBRS, Fitch, S&P

Class     Size($mm)     (D/F/S)    Sub Lvl     WAL    Prin Window

A1         65.000    AAA/AAA/AAA    30.000    2.619     1 - 57
A2        168.750*   AAA/AAA/AAA    30.000    4.807    57 - 60
A2FL      168.750*   AAA/AAA/AAA    30.000    4.807    57 - 60
A3        123.150*   AAA/AAA/AAA    30.000    6.506    78 - 84
A3FL      123.150*   AAA/AAA/AAA    30.000    6.506    78 - 84
ASB       121.000    AAA/AAA/AAA    30.000    7.254    60 - 115
A1A       240.000    AAA/AAA/AAA    30.000    9.132     1 - 118
A4        489.483    AAA/AAA/AAA    30.000    9.719   115 - 118
AM        214.183    AAA/AAA/AAA    20.000    9.832   118 - 119
AJ        182.056    AAA/AAA/AAA    11.500    9.867   119 - 119
B          50.868     AA/AA/AA       9.125    9.867   119 - 119
C          21.419   AA(l)/AA-/AA-    8.125    9.867   119 - 119
D          29.450        A/A/A       6.750    9.867   119 - 119

*Final balance to be determined by market demand

Collateral: 152 Loans, 212 Properties

 -Loan Sellers:  MLML 55.5%, CRF 41.5%, EYH 3.0%
 -Prop Types:    RT 38.4%, OFF 25.9%, Hotel 12.1%, MF 10.8%,
                 IND 8.0%, SS 1.9%, Other 2.9%
 -Geo Dist:      CA 20.7% (Southern 13.8%, Northern 6.9%), OH 7.6%,
                 TX 6.7%, GA 6.7%, FL 6.4%, MA 6.1%, PA 5.4%, Other 40.4%
 -DSCR/LTV       1.60x/65.3%
 -Inv Grade:     13.5%
 -Top 10 Loans:  45.7% of the pool, DSCR: 1.85x, LTV: 61.0%

Tentative Road Show Calendar:

 -Mon Mar 13: New York / Conf Calls
 -Tue Mar 14: New York / Group Call / Conf Calls
              Group Call: 2:00PM EST Dial-In: 800-688-0796 Code: 40700142
 -Wed Mar 15: Boston Group Lunch / Conf Calls
              12:00PM @ One Financial Center, Pls RSVP

 -Thu Mar 16: Hartford Group Lunch
              12:30PM @ Max's Downtown, Pls RSVP
 -Thu Mar 16: Minneapolis Group Lunch
              11:30AM CST @ Grand Hotel, Pls RSVP

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-126218) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 500-5408.

The information set forth herein is preliminary and subject to change prior to the time of sale of any securities sold to you.

Any disclaimers or other notices that may appear in the text of, at the bottom of, or attached to, this communication (other than as contained in this paragraph) should be disregarded. Such disclaimers or other notices have been
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